UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 19, 2008

Advanta Corp.
(Exact name of registrant as specified in its charter)

Delaware	0-14120	23-1462070
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Welsh & McKean Roads, P.O. Box 844, Spring House, Pennsylvania	19477
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (215) 657-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On December 19, 2008, Advanta Corp., through its wholly-owned subsidiary Advantennis Corp., amended its sponsorship agreement with World Team Tennis Franchise Inc. pursuant to an Amended and Restated Sponsorship Agreement that will terminate on December 31, 2014 (the “Amended Sponsorship Agreement”).  Advanta is continuing as the official business credit card of The World TeamTennis professional and recreational leagues and a presenting sponsor of the leagues and the All-Star Smash Hits annual charity event.  Pursuant to the Amended Sponsorship Agreement, Advanta has acquired the rights to continue as the sole title sponsor for The World TeamTennis leagues and the All-Star Smash Hits annual charity event for the period from January 1, 2009 through December 31, 2011 (the “Extended Title Sponsorship Rights”).  Advanta will pay $6.75 million for the Extended Title Sponsorship Rights and payments will be made in six equal installments on each January 1 and July 1 of 2009, 2010 and 2011.  The description of the Amended Sponsorship Agreement is qualified in its entirety by the agreement which the Company expects to file with the SEC as an exhibit to a subsequent periodic report in accordance with applicable requirements.

In addition to the Amended Sponsorship Agreement, Advanta Corp., through its wholly-owned subsidiary Advantennis Corp., will be the sole presenting sponsor of the Philadelphia Freedoms tennis team and its home tennis matches played in the Philadelphia, Pennsylvania area during 2009, 2010 and 2011.  Advanta will pay an aggregate sponsorship fee of $2,250,000, payable in six equal installments during the three-year term of the sponsorship.  The Philadelphia Freedoms are part of the World TeamTennis Pro Tennis League.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanta Corp.
(Registrant)

Date:	December 23, 2008	By:	/s/ Jay A. Dubow
Jay A. Dubow
Senior Vice President,
Chief Administrative Officer,
Secretary and General Counsel